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                                   EXHIBIT 99

                    TIMOTHY P. FLYNN JOINS FUTURELINK BOARD

CALGARY, ALBERTA, MAY 18, 1999 - FutureLink Distribution Corp. (NASD:OTC:BB:
FLNK) is pleased to announce that Timothy P. Flynn has agreed to join FutureLink's Board effective May 17, 1999 as an additional independent director.

Flynn, 48, is currently a director of MGC Communications Inc. (NASD:MGCX) and was formerly a director of ValuJet Airlines from that company's founding in 1992 through November, 1997. Prior to ValuJet, Flynn co-founded WestAir Holdings, Inc. in 1982, which operated WestAir, a California based commuter airline partnered with United Airlines (United Express). During Flynn's nearly 10 years with WestAir, the company grew to a 90 aircraft operation serving 28 states and $250 million in annual revenues.

"I am very excited about FutureLink and the possibilities for the growing ASP (Application Service Provider) sector," said Flynn. "I have been active in the management of other early stage growth companies and I look forward to contributing to FutureLink."

"We are very happy that Tim Flynn has accepted our offer to join the Board," said FutureLink's Chairman, President and CEO, Cameron Chell. "Tim has been involved with other companies moving from initial founding to growth phase to maturity and I know that his experience in management and as an independent director will benefit FutureLink."

ABOUT FUTURELINK

Based in Calgary, Alberta, FutureLink is a founder of the Application Services Provider (ASP) industry. According to Forrester Research Inc., this industry is projected to reach $20 billion by 2001. FutureLink provides small and mid-sized businesses (10-1,000 employees) with off-site, Internet-based computing, allowing subscribers to escape hardware/software upgrade cycles, precisely control total cost of technology ownership and focus on their core businesses. FutureLink's expertise in application hosting on a monthly subscription basis, outsourcing and facility management, and business practices consulting enables the company to offer an all-inclusive, trouble-free service at a predictable price. FutureLink, "The Computer Utility Company," offers computer and information service as transparently and reliably as today's utilities deliver electricity, water and telephone services. For more information, contact FutureLink toll-free at (877) 216-6001; e-mail: sales@futurelink.net; or visit the FutureLink Web site at http://www.futurelink.net.

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Forward-looking statements and comments in this news release are made pursuant to safe harbor provisions of the Securities Exchange Act of 1934. Such statements relating to, among other things, the prospects for the company to complete transactions and enhance operating results, are necessarily subject to risks and uncertainties, some of which are significant in scope and nature. These risks may be further discussed in periodic reports and registration statements to be filed by the company from time to time with the Securities and Exchange Commission in the future.


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